EXHIBIT 99.1

Contact:	Tom Frank, CFO
(484) 947-2000

For Immediate Release

NOBEL LEARNING COMMUNITIES, INC. ANNOUNCES IMPROVED FIRST QUARTER

REVENUE AND EARNINGS

West Chester, PA, November 10, 2004—Nobel Learning Communities, Inc. (NASDAQ: NLCI), a leading for-profit provider of education and school management services for the pre-elementary through 12th grade market, reported improved financial results for the first quarter ended October 2, 2004.

First quarter net loss for fiscal 2005 was $1,040,000 or $0.18 per share compared to fiscal 2004 of $2,566,000 or $0.42 per share. First quarter revenues from continuing operations for fiscal 2005 were $35,583,000, an increase of 2.3% over the $34,767,000 reported for fiscal 2004.

The improved results for first quarter fiscal 2005 resulted primarily from a prior year charge of $1,500,000 ($930,000, net of taxes) for future consulting payments and health insurance benefits required under agreements with two former executives and a reduction in losses, net of taxes, from the Company’s discontinued operations of $742,000.

Included in the comparison with first quarter fiscal 2004 was one extra day of operations providing that period with an additional $748,000 of revenues, $238,000 of operating profit and $147,000 of net income. School operating profit decreased in the first quarter of fiscal 2005 primarily due to the effect of the extra day in the first quarter of fiscal 2004 along with start-up expenses and increased occupancy costs associated with two new schools that opened during the quarter.

Comparable school revenues for the first quarter of fiscal 2005 were 4.0% calculated on a like number of days.

George Bernstein, President and Chief Executive Officer of Nobel Learning Communities stated, “We are encouraged by first quarter revenue growth over prior year. We believe this indicates that we have stabilized enrollment in our schools. This is a positive change in trend from the past several years when our comparable school enrollment decreased. We have recently implemented our new parent centered selling model and believe that it has helped us stabilize enrollment in our pre-elementary and elementary schools. We believe our principals and assistant principals will become more comfortable with this selling model as we enter the key enrollment period for next year. In addition, our debt and cash positions improved during the quarter. We reduced debt by $1.8 million and improved our cash position by $2.9 million. We also opened two new schools in the quarter; one pre-elementary school in Lake Ridge, Virginia and one elementary school in Naperville, Illinois. Both schools opened in strong existing markets for Nobel Learning Communities and expand on our pre-elementary/elementary school cluster strategy.”

Nobel Learning Communities, Inc. operates 151 schools in 13 states, consisting of private pre-elementary, elementary, middle, specialty high schools and schools for learning challenged children clustered within established regional learning communities.

Except for historical information contained in this press release, the information in this press release consists of forward looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Potential risks and uncertainties include changes in market demand, market condition and competitive activities, and the acceptance of newly developed and converted schools. Other risks and uncertainties are discussed in the Company’s filings with the SEC. These statements are based only on management’s knowledge and expectations on the date of this press release. The Company will not necessarily update these statements or other information in this press release based on future events or circumstances.

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Nobel Learning Communities, Inc.

Consolidated Statements of Operations

For the First Quarter Ended October 2, 2004 and September 30, 2003

(In thousands except earnings per share data)

	For the Quarter Ended
	October 2, 2004	September 30, 2003
Revenues	$35,583	$34,767

School operating profit	2,351	2,769

General and administrative	3,263	4,709

Operating loss	(912)	(1,940)

Interest expense	708	843

Other (income) expense	(54)	10

Loss from continuing operations before income tax benefit	(1,566)	(2,793)

Income tax benefit	(596)	(1,039)

Loss from continuing operations	(970)	(1,754)

Loss from discontinued operations, net of tax benefit	(70)	(812)

Net loss	(1,040)	(2,566)
Preferred stock dividends	180	116

Net loss available to common stockholders’	$(1,220)	$(2,682)

Weighted average shares - Basic and Diluted	6,642	6,389

Basic and Diluted loss per share:
Loss from continuing operations	$(0.17)	$(0.29)
Discontinued operations	(0.01)	(0.13)

Loss per share	$(0.18)	$(0.42)

Selected Balance sheet data:	As of October 2, 2004	As of July 3, 2003
Cash and cash equivalents	$5,588	$2,716
Property and equipment, net (Including assets held for sale)	28,300	29,162
Goodwill and intangible assets, net	37,108	37,167
Total debt	23,573	25,336
Stockholders’ equity	$33,877	$34,275